Exhibit 3.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS

OF

TRANS WORLD CORPORATION

The Bylaws of Trans World Corporation, a Nevada corporation (the “Bylaws”), shall be amended as follows:

Article II, Section 8(d) of the Corporation’s Bylaws is deleted in its entirety and replaced by the following text:

(d)Unless otherwise provided in the Certificate of Incorporation, any action required by the Nevada Revised Statutes to be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting for the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested, or by electronic or remote communication) to the office of the Corporation, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded, or to any other officer or agent designed by the Board. Every written consent shall bear the date of signature of each shareholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 50 days of the earliest dated consent delivered in the manner required by this Section 8(d), written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those shareholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation. Filing of a Form 8-K or an Information Statement with the U.S. Securities and Exchange Commission pursuant to Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended, shall satisfy such notice requirement.

Article III, Section 14 of the Corporation’s Bylaws is deleted in its entirety and replaced by the following text:

14. Compensation.

The Board may compensate directors for their services in such manner and at such times as they may determine from time to time and may provide for the payment of all expenses the directors incur by attending meetings of the Board or otherwise. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Article X of the Corporation’s Bylaws is deleted in its entirety and replaced by the following text:

Article X

Indemnification of Officers & Directors

1.Right to Indemnification

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to  be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

2.Prepayment of Expenses

The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise, provided, however, such obligation shall not be secured. Such right of indemnification shall be a contract right which may be enforced in any manner by a Covered Person.

3.Actions by or in the Right of the Corporation

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A person entitled to indemnification under this Section shall also be considered a “Covered Person” for all purposes of these Bylaws.

4.Claims

If a claim for indemnification or advancement of expenses under this Article X is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

5.Nonexclusivity of Rights

The rights conferred on any Covered Person by this Article X shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of shareholders or disinterested Directors or otherwise.

6. Right to Contract

The Board may authorize the Corporation to enter into a contract with any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board so determines, greater than those provided for in this Article X.

7.Other Sources

The Corporation’s obligation, if any, to indemnify or to advance expense to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

8.Amendment or Repeal.

Neither amendment nor repeal of this Article X nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

9.Insurance

The Board shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of an Other Entity, or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

10.Other Indemnification and Prepayment of Expenses

This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

I hereby certify that the foregoing is a full, true and correct copy of Amendment No. 1 to the Amended and Restated Bylaws of Trans World Corporation, a  Nevada corporation, as in effect on the date hereof.

Dated:  March 2, 2018

TRANS WORLD CORPORATION

By:	/s/ Rami Ramadan
Name: Rami Ramadan
Title: CEO and President